EXHIBIT 99.1

MGP Ingredients Signs Letter of Intent for Flour Supply Agreement With ConAgra Mills

ATCHISON, Kan., Oct. 20, 2008 (GLOBE NEWSWIRE) -- MGP Ingredients, Inc. (Nasdaq:MGPI) today signed a non-binding letter of intent to enter into an agreement with ConAgra Mills whereby ConAgra would supply the company's wheat flour requirements for use in the production of protein and starch ingredients.

MGPI has supplied its own flour since acquiring the Pillsbury Company's Atchison mill in 1987. The mill has been used to provide flour as the raw material for MGPI's protein and starch manufacturing processes in both Atchison and Pekin, IL. "At that time, and for many years after, the mill was operated at efficient, relatively stable capacity levels," said Tim Newkirk, president and chief executive officer. "In more recent years, however, utilization of the mill's capacity has been extremely erratic. This is due to a number of factors, including changing market dynamics, changes in our protein and starch product mix requirements, and volatile wheat prices, which reached record highs during our 2008 fiscal year. Very simply put, wheat milling as a component of our overall ingredient solutions value chain is not a step in which MGPI can uniquely create value. As such, we are exploring alternative methods for obtaining the raw material for our ingredient solutions products."

Newkirk indicated that the supply agreement with ConAgra Mills could become effective within the next month pending the outcome of further negotiations. "In the meantime, we have discontinued operations at our mill effective today," he said. "Unfortunately, this situation necessitates an adjustment in our workforce numbers. This adjustment involves temporary lay-offs affecting 32 positions. Simultaneously, we are offering early retirements to an additional 12 employees."

Newkirk added, "From a personnel standpoint, the discontinuation of our milling operations at this time is a difficult and painful decision. However, it is one that we find necessary for the good of the business and our overall workforce, as well as is in the best interest of our stockholders. This potential change will also enable us to more effectively serve our customers by concentrating on those areas of our operations that can create greater value for them."

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements as well as historical information. Forward-looking statements are usually identified by or are associated with such words as "intend," "plan", "believe," "estimate," "expect," "anticipate," "hopeful," "should," "may," "will," "could" and or the negatives of these terms or variations of them or similar terminology. They reflect management's current beliefs and estimates of future economic circumstances, industry conditions, company performance and financial results and are not guarantees of future performance. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. Important factors that could cause actual results to differ materially from our expectations include, among others: (i) the availability and cost of grain, (ii) fluctuations in gasoline prices, (iii) fluctuations in energy costs, (iv) competitive environment and related market conditions, (v) our ability to realize operating efficiencies, (vi) the effectiveness of our hedging programs; (vii) access to capital and (viii) actions of governments. For further information on these and other risks and uncertainties that may affect the company's business, see Item 1A. Risk Factors in the company's Annual Report on Form 10-K for the fiscal year ended June 30, 2008.

CONTACT:  MGP Ingredients, Inc.
          Steve Pickman
          913-367-1480